Exhibit 99.1

Goldman Sachs Asset Management | 200 West Street | New York NY 10282

Goldman Sachs Asset Management Announces Addition of Goldman Sachs Physical Gold ETF (AAAU) to its ETF Suite

New York City, NY – December 14, 2020 – Goldman Sachs Asset Management (GSAM) today announced that it has completed the previously-announced acquisition of the sponsorship of the Perth Mint Physical Gold ETF, which has been renamed the Goldman Sachs Physical Gold ETF (the “Trust” or “AAAU”). The Trust will continue to trade on NYSE Arca, Inc. under the ticker symbol “AAAU.”

The Goldman Sachs Physical Gold ETF provides the opportunity to invest in the Trust’s shares that reflect the price of gold less the Trust’s expenses at a competitively-priced 18 basis points1. AAAU holds physical gold and seeks to provide investors exposure to the commodity and will now benefit from the global platform and resources of Goldman Sachs.

“We are pleased to complete this transaction and enter into this market, where we believe our size, scale and expertise can provide considerable value to investors,” said Michael Crinieri, GSAM’s Global Head of ETFs. “GSAM is committed to a thoughtful expansion of our ETF suite through high-quality products that meet unique investor needs, and Goldman Sachs Physical Gold ETF is an exciting addition to our product roster.”

GSAM is now the sole sponsor of the Trust and has retained JPMorgan Chase Bank, N.A., London branch, as the Trust’s new custodian. The Bank of New York Mellon will continue to serve as the trustee of the Trust.

About Goldman Sachs Asset Management, L.P. (GSAM)

GSAM is the asset management arm of The Goldman Sachs Group, Inc. (NYSE: GS), which supervises more than $1.8 trillion in assets as of September 30, 2020.2 Goldman Sachs Asset Management has been providing discretionary investment advisory services since 1988 and has investment professionals in all major financial centers around the world. The company offers investment strategies across a broad range of asset classes to institutional and individual clients globally. Founded in 1869, Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.

Media Contacts:

Patrick Scanlan	Tel: 212-902-5400

Disclosures

1Source: Morningstar, as of October 30, 2020, 63 bps is the average fund fee in the Morningstar US Fund Commodities Focused Index category. In an effort to distinguish funds by what they own, as well as by their prospectus objectives and styles, Morningstar developed the Morningstar Categories. While the prospectus objective identifies a fund’s investment goals based on the wording in the fund prospectus, the Morningstar Category identifies funds based on their actual investment styles as measured by their underlying portfolio holdings (portfolio and other statistics over the past three years).

2Assets Under Supervision (AUS) includes assets under management and other client assets for which Goldman Sachs does not have full discretion.

The Goldman Sachs Physical Gold ETF (“Trust”) is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act of 1936. Shares of the Trust (the “Shares”) are not subject to the same regulatory requirements as mutual funds. Nothing contained in this material should be construed as an offer to sell nor a solicitation of an offer to buy the Shares. This material must be preceded or accompanied by a current prospectus (the “prospectus”) of the Trust. CLICK HERE for a copy of the prospectus. Investors should read the prospectus carefully before investing. You should obtain your own independent financial, taxation and legal advice before making any decisions about any investment in the Shares. This information is not an offer for the Shares and should not be used as the basis for any investment decision.

Investing involves risk, including possible loss of principal. Because the Shares are intended to reflect the price of the gold held by the Trust’s custodian on behalf of the Trust, the market price of the Shares is subject to fluctuations similar to those affecting gold prices. Additionally, the Shares are bought and sold at market price, not at net asset value (“NAV”) per share. The Shares may trade at NAV per share or at a price that is above or below NAV per share. Any discount or premium in the trading price relative to the NAV per share may widen as a result of the different trading hours of NYSE Arca and other exchanges. Brokerage commissions/fees will reduce returns. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

The value of the Shares fluctuates based upon the price of the gold owned by the Trust. Fluctuations in the price of gold could materially adversely affect investment in the Shares. Investors should be advised there is no assurance that gold will maintain its long-term value in the future. The lack of an active trading market for the Shares may result in losses on investment at the time of disposition of the Shares. Because the Trust invests only in gold, an investment in the Trust may be more volatile than an investment in a more broadly diversified portfolio. Substantial sales of gold by central banks, governmental agencies and multi-lateral institutions could adversely affect an investment in the Shares. Also, should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the Shares.

The Shares are neither interests in nor obligations of the Sponsor and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

ALPS Distributors, Inc. is the marketing agent for the Trust. ALPS Distributors, Inc. is unaffiliated with Goldman Sachs Asset Management.

© Goldman Sachs All rights reserved

NOT FDIC INSURED. MAY LOSE VALUE. NO BANK GUARANTEE. NOT INSURED BY ANY GOVERNMENT AGENCY.

ALPS Control: GOL106 ED 12/14/2021

Compliance Code: 224319-OTU-1316755    Date of first use: 12/14/2020